Exhibit 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2023

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Halliburton B.V.	Netherlands
Halliburton Energy Services, Inc.	United States, Delaware
Halliburton Global Affiliates Holdings B.V.	Netherlands
Halliburton Global Holdings B.V.	Curacao
Halliburton Global Holdings, LLC	United States, Delaware
Halliburton Global Netherlands Cooperatief U.A.	Netherlands
Halliburton Holdings, LLC	United States, Delaware
Halliburton Netherlands Holdings B.V.	Netherlands
Halliburton Swiss Holdings GmbH	Switzerland
Halliburton Technology Partners LLC	United States, Delaware
Halliburton U.S. International Holdings, Inc.	United States, Delaware